FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-40996


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 4, 2000


                                 625,249 shares

                              XYBERNAUT CORPORATION
                     common stock, par value $0.01 per share

                            ------------------------

         This prospectus supplement supplements our prospectus dated August 4, 2000 relating to the resale by certain selling stockholders of up to 625,249 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by the selling stockholders. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the exercise price of certain warrants issued to certain selling stockholders. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

             The date of this prospectus supplement is May 11, 2001.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-40996


                              SELLING STOCKHOLDERS

         The "Selling Stockholders" section of the prospectus is hereby amended and supplemented as follows:

         On page 12 of the prospectus, the third sentence of the third paragraph thereon is hereby deleted in its entirety and replaced with the following sentence:

         "We also issued warrants to purchase 87,500 shares of our common stock, representing an amount equal to 20% of the number of shares sold, which have an exercise price of $2.10 per share."

         Except as set forth in this prospectus supplement there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


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